August 31, 2004

For Immediate Release

Collegiate Pacific Reports Record Fourth Quarter and FY04 Earnings

•	FY04 and Fourth Quarter EPS exceed Company Guidance

•	FY04 Fully Diluted EPS $0.25; Q404 Fully Diluted EPS $0.10

•	FY05 Outlook for 100% EPS Growth to Approximately $.50

Dallas, TX. Collegiate Pacific (AMEX – BOO) today reported record earnings for its fourth quarter and year ended June 30, 2004.

Michael J. Blumenfeld, CEO stated: “We are pleased to report record results for the quarter and fiscal year ended June 30,2004. FY04 results exceeded previously disclosed company expectations in net sales ($39.6M vs. $38.0M); net income ($1.9M vs. $1.8M); and net income per share (“EPS”) ($0.25 vs. $0.24). When comparing FY04 net income and EPS to the previous year, it is important to note that FY04 was fully taxed, whereas FY03 was not only non-taxed, but included a $350,000 tax credit. As we move forward into FY05 (beginning July 1, 2004), given the dynamic changes in the Company, we encourage investors to use net sales, operating profit, net income and EPS as the key metrics for evaluation. Metrics such as gross margins and SG&A as a percentage of sales will be less meaningful for comparative purposes with Tomark Sports, Kesslers Team Sports and Dixie Sporting Goods being included in our results of operations for FY05.”

“Achieving this level of performance while simultaneously bringing Tomark, Kesslers and now Dixie onto our operating platform is gratifying, and a testament to the dedicated and hard working employee base at Collegiate Pacific. Having successfully concluded a national training seminar in late July for each of the acquired sales forces, we enter FY05 with high expectations. In addition to maximizing the performance of these acquisitions and our organic business, we will continue to seek strategic partners on the distribution, and/or manufacturing front as opportunities warrant. In particular, we seek those partners who can influence the geographic reach of our sales force, or those with products and brands that can add to the ‘tool kit’ of our sales teams and catalogs. ”

“For fiscal 2005, we anticipate net sales to exceed $90.0M, net income of approximately $5.0M or greater, and EPS of approximately $0.50. The Company may incur additional non-cash amortization charges in conjunction with the acquisitions of Kesslers Team Sports and Dixie Sporting Goods during FY05, however, these charges have been included in our EPS outlook.”

A conference call to discuss this earnings release and future plans is scheduled for today at 3:15 p.m. CDT. Interested parties may participate on the call by dialing in at least five minutes prior to the start time of 3:15 p.m. CDT. The dial in number is 888-396-2384, participant passcode 28112209.

Highlights for the Quarter

•	Net Sales +170% to $18.2M vs. $6.7M in Q403

•	Operating Profit +456% to $1.56M vs. $280K in Q403

•	Net Income +48% to $923K vs. $623K in Q403

•	Q404 fully taxed; Q403 untaxed and included $350K tax credit

Highlights for the Year

•	Net Sales +87% to $39.6M vs. $21.1M in FY03

•	Operating Profit +231% to $3.2M vs. $968K in FY03

•	Net Income +50% to $1.9M vs. $1.25M in FY03

•	FY04 fully taxed; FY03 untaxed and included $350K tax credit

Outlook for Fiscal 2005

•	Net Sales to exceed $90.0M vs. $39.6M

•	Operating Profit of approximately $8.0M or greater vs. $3.2M

•	Net Income of approximately $5.0M or greater vs. $1.9M

•	EPS to approximate $0.50 or greater based on anticipated share count of 10.0 — 10.3M shares outstanding vs. $0.25 on 7.57M outstanding in FY04

•	Includes estimated non-cash amortization charges for Kesslers and Dixie acquisitions

COLLEGIATE PACIFIC INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED JUNE 30, 2004 AND 2003

	2004	2003
Net sales	$39,561,521	$21,075,893
Cost of sales	25,372,325	13,268,532

Gross profit	14,189,196	7,807,361
Selling, general and administrative expenses	10,866,254	6,780,705
Amortization expense	119,232	58,300

Operating profit	3,203,710	968,356

Other income (expense):
Interest income	22,388	3,200
Interest expense	(52,415)	(84,525)
Other	18,376	17,186

Total other expense	(11,651)	(64,139)

Income before income taxes	3,192,059	904,217
Provision for income tax (benefit)	1,308,367	(349,632)

Net income	$1,883,692	$1,253,849

Weighted average number of shares outstanding:
Basic	6,324,950	4,225,784

Diluted	7,571,910	4,669,574

:
Net income per share common stock – basic	$0.30	$0.30

Net income per share common stock – diluted	$0.25	$0.27

COLLEGIATE PACIFIC INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
JUNE 30, 2004 AND 2003

ASSETS

	2004	2003
Current assets:
Cash and cash equivalents	$7,473,145	$365,713
Accounts receivable, net	10,683,860	2,702,551
Inventories	9,214,063	3,691,615
Prepaid expenses and other current assets	496,912	218,030
Current portion of deferred income taxes	--	102,171

Total current assets	27,867,980	7,080,080
Property, plant and equipment, net	831,205	541,055
Other assets:
Intangible asset, net	139,833	--
License agreements, net	89,491	116,514
Goodwill	17,308,487	544,375
Deferred income taxes	304,646	304,646
Other assets, net	459,521	238,654

Total assets	$47,001,163	$8,825,324

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$4,983,603	$1,642,732
Accrued liabilities	1,283,553	205,505
Dividends payable	247,128	107,704
Current portion of long-term debt	124,800	--
Current deferred tax liability	54,420	--
Income taxes payable	700,850	54,789

Total current liabilities	7,394,354	2,010,730
Redeemable common stock	7,250,000	--
Long-term debt	73,200	800,000

Total liabilities	14,717,554	2,810,730

Stockholders’ equity:
Common stock	98,842	43,082
Additional paid-in capital	31,469,423	6,387,090
Retained earnings	1,372,795	201,065
Treasury shares	(657,451)	(616,643)

Total stockholders’ equity	32,283,609	6,014,594

Total liabilities and stockholders’ equity	$47,001,163	$8,825,324

Collegiate Pacific is the nation’s fastest growing manufacturer and supplier of sports equipment primarily to the institutional markets. The Company offers more than 4,500 products to 65,000 existing customers.

Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The company has based these forward-looking statements on its current expectations and projections about future events, based on the information currently available to it. The forward-looking statements include statements relating to the company’s anticipated financial performance, business prospects, new developments, new strategies and similar matters. The following important factors, in addition to those described in the company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended June 30, 2003, especially in the Risk Factors and the Management’s Discussion and Analysis sections, and its Quarterly Reports on Form 10-QSB and its Current Reports on Form 8-K (each of which is available upon request from the company or on the company’s website, www.cpacsports.com, under the heading “Investors”) may affect the future results of the company and cause those results to differ materially from those expressed in the forward-looking statements, material adverse changes in the economic conditions in the Company’s markets, including as a result of terrorist attacks, competition from others. The Company has historically been aggressive in making acquisitions and in some cases it may be required to expense intangible assets at the time the acquisitions are completed. Such expenses, although non cash in nature, would have a negative impact on earnings. We disclaim any obligation to update these forward-looking statements.

For additional information, contact Adam Blumenfeld at 972-243-0879.

Contact:

Collegiate Pacific, Dallas

Adam Blumenfeld, 972-243-8100